UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

PARK BANCORP, INC.
(Exact name of Registrant as specified in its charter)

____________________________

Delaware	000-20867	36-4082530
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
5400 South Pulaski Road Chicago, IL		60632 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (773) 582-8616

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Park Federal Savings Bank (“Park Federal”), the savings bank subsidiary of Park Bancorp, Inc. (the “Company”), entered into a Supervisory Agreement (the “Agreement”) with the Office of Thrift Supervision (“OTS”) effective February 26, 2007. The Agreement provides that Park Federal will take a number of actions including, but not limited to: (1) adherence to certain regulatory compliance standards; (2) preparation of an updated three year business plan; (3) adoption of policies and procedures relating to the preparation and filing of suspicious activities reports; (4) adoption of revised policies for the classification of assets, loan underwriting and allowance for loan and lease losses; (5) board of director monitoring and preparation of a resolution plan for certain real estate owned property; and (6) the establishment of a board committee which will oversee corrective action relating to the recent OTS examination report, third party reviews and internal and external audits.

The Agreement will remain in effect until terminated, modified or suspended in writing by the OTS. Park Federal has already adopted and implemented some of the various plans, policies and procedures required by the Agreement and intends to adopt and implement the rest. However, a failure to comply with the Agreement could result in the initiation of formal enforcement action by the OTS. While the Agreement is expected to result in additional regulatory compliance expenses for Park Federal and the Company, the amount of such expenses is not anticipated to have a material impact on the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK BANCORP, INC. (Registrant)
Date: February 28, 2007	By:	/s/Steven J. Pokrak
Name:	Steven J. Pokrak
Title:	Chief Financial Officer and Treasurer